Exhibit 99.1

Insteel Industries Reports Fourth-Quarter Financial Results

-	Record earnings of $11.9 million, or $1.27 per diluted share, for the fourth quarter and $36.7 million, or $4.08 per diluted share, for the fiscal year

-	Sales increase to record highs of $105.8 million for the fourth quarter and $332.6 million for the fiscal year

-	Strong operating cash flow supports 25% reduction in debt during fiscal year to $52.9 million

        MOUNT AIRY, N.C., Oct. 22 /PRNewswire-FirstCall/ -- Insteel Industries, Inc. (Nasdaq: IIIN) today announced record earnings and sales for the fourth quarter and fiscal year ended October 2, 2004. Net earnings for the fourth quarter increased to $11.9 million, or $1.27 per diluted share, compared with $8.0 million, or $0.92 per diluted share for the same period last year. Excluding a $6.2 million tax benefit that was recorded in the prior year related to a reduction in the deferred tax asset valuation allowance, net earnings for the year-ago quarter were $1.7 million, or $0.20 per diluted share. Sales for the fourth quarter increased 76% to $105.8 million from $60.0 million in the prior year quarter. Average selling prices for the fourth quarter rose 80% while shipments decreased 2% from the prior year levels. Based on the Company’s fiscal calendar, the current quarter and fiscal year periods benefited from having one additional week than the comparable prior year periods.

        For the fiscal year ended October 2, 2004, net earnings increased to $36.7 million, or $4.08 per diluted share, compared with $6.7 million, or $0.78 per diluted share for the prior year. Excluding the tax benefit that was recorded associated with the reduction in the deferred tax asset valuation allowance, net earnings for the prior year were $500,000, or $0.06 per diluted share. Sales for the year increased 57% to $332.6 million from $212.1 million in the prior year. Average selling prices for the year rose 48% while shipments increased 6% from the prior year levels.

        Net cash provided from operating activities increased to $27.8 million for the fiscal year from $5.2 million for the prior year largely driven by the improved profitability of the Company in the current year partially offset by the working capital investment required to support the higher level of sales. The increase in operating cash flow in the current year enabled the Company to reduce its long-term debt by approximately $17.4 million or 25% from the beginning of the year to $52.9 million as of October 2, 2004. Approximately $52.4 million was outstanding on the Company’s senior secured credit facility with $32.8 million drawn and $23.5 million of additional borrowing capacity on the revolving credit facility, and $19.6 million outstanding on the term loans.

        “We are pleased by the record results for the fourth quarter and fiscal year which reflect the continuation of favorable conditions in our markets,” said H.O. Woltz III, Insteel’s president and chief executive officer. “As we had anticipated, gross margins declined from the all-time highs of the third quarter as the pricing for our primary raw material, hot-rolled steel wire rod, and for our finished products began to stabilize, reducing the favorable impact from the appreciation in inventory values as compared to the previous quarter. We believe that stability in raw material costs together with the expanded availability of rod supply represent positive developments for our markets following the volatile conditions that prevailed over the preceding six-month period.”

        Outlook

        Commenting on the outlook for fiscal 2005, Woltz said, “We welcome the market stability that began to develop during the fourth quarter. Business conditions are reasonably good, if not robust, in most of our markets and we expect the favorable environment to persist at least through the first quarter of fiscal 2005. With the operating disruptions related to rod supply shortages behind us, we have been able to refocus our efforts on optimizing the performance of our manufacturing facilities and restoring customer service to acceptable levels.

        We are proceeding with the expansion of our engineered structural mesh business which will also enable us to redeploy increased capacity for the production of concrete pipe reinforcing products. Additionally the Company’s Board of Directors recently approved capital outlays for the reconfiguration and expansion of our PC strand business. These initiatives, which together represent an investment of approximately $8.0 million, will provide us with the opportunity to significantly reduce operating costs and freight expense as well as add capacity that would have the potential to generate approximately $40.0 million of incremental revenues. In view of the expected cost impact and the timing with respect to the anticipated rebound in the level of nonresidential construction activity, we believe that these undertakings will generate attractive returns.”

        Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

        Cautionary Note Regarding Forward-Looking Statements

        This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 27, 2003, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

        All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

        It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

-	general economic and competitive conditions in the markets in which the Company operates;

-	the cyclical nature of the steel industry;

-	changes in U.S. or foreign trade policy affecting steel imports or exports;

-	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

-	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

-	interest rate volatility;

-	unanticipated changes in customer demand, order patterns and inventory levels;

-	the Company’s ability to successfully develop niche products, such as its engineered structural mesh products;

-	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

-	unanticipated plant outages, equipment failures or labor difficulties; and

-	continuing escalation in medical costs that affect employee benefit expenses.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
	Oct. 2,	Sept. 27,	Oct. 2,	Sept. 27,
	2004	2003	2004	2003
Net sales	$ 105,839	$ 59,978	$ 332,632	$ 212,125
Cost of sales	81,070	52,925	251,293	190,838
Gross profit	24,769	7,053	81,339	21,287
Selling, general and
administrative expense	4,020	2,529	15,210	11,334
Other expense (income)	(214)	(72)	(1,589)	7
Earnings before interest and
taxes	20,963	4,596	67,718	9,946
Interest expense	1,758	2,674	8,953	10,077
Interest income	—	—	(17)	(19)
Earnings (loss) before
income taxes	19,205	1,922	58,782	(112)
Income taxes	7,313	(6,036)	22,066	(6,834)
Net earnings	$ 11,892	$ 7,958	$ 36,716	$ 6,722
Weighted average shares
outstanding:
Basic	9,055	8,460	8,642	8,460
Diluted	9,357	8,637	8,991	8,664
Net earnings per share:
Basic	$ 1.31	$ 0.94	$ 4.25	$ 0.79
Diluted	$ 1.27	$ 0.92	$ 4.08	$ 0.78

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 2,	September 27,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$ 2,318	$ 310
Accounts receivable, net	44,487	30,909
Inventories	40,404	30,259
Prepaid expenses and other	3,772	8,309
Total current assets	90,981	69,787
Property, plant and equipment, net	48,602	50,816
Other assets	11,361	12,327
Total assets	$ 150,944	$ 132,930
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$ 15,041	$ 19,401
Accrued expenses	10,914	6,369
Current portion of long-term debt	3,960	2,663
Total current liabilities	29,915	28,433
Long-term debt	48,968	67,630
Other liabilities	1,384	5,595
Shareholders’ equity:
Common stock	18,244	16,920
Additional paid-in capital	37,916	38,327
Retained earnings (deficit)	16,154	(20,562)
Accumulated other comprehensive
loss	(1,637)	(3,413)
Total shareholders’ equity	70,677	31,272
Total liabilities and
shareholders’ equity	$ 150,944	$ 132,930

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	(53 weeks)	(52 weeks)
	October 2,	September 27,
	2004	2003
Cash Flows From Operating Activities:
Net earnings	$ 36,716	$ 6,722
Adjustments to reconcile net
earnings to net cash provided
by operating activities:
Depreciation and amortization	8,119	7,056
Loss on sale of assets	53	106
Deferred income taxes	7,465	(6,834)
Net changes in assets and
liabilities:
Accounts receivable, net	(13,578)	(1,011)
Inventories	(10,145)	2,394
Accounts payable and
accrued expenses	737	(6,748)
Other changes	(1,598)	3,480
Total adjustments	(8,947)	(1,557)
Net cash provided by
operating activities	27,769	5,165
Cash Flows From Investing Activities:
Capital expenditures	(3,043)	(962)
Proceeds from notes receivable	—	62
Proceeds from sale of property,
plant and equipment	24	184
Net cash used for
investing activities	(3,019)	(716)
Cash Flows From Financing Activities:
Proceeds from long-term debt	135,451	10,400
Principal payments on long-term
debt	(152,816)	(13,747)
Financing costs	(3,475)	(1,402)
Termination of interest rate
swaps	(2,117)	—
Other	215	300
Net cash used for
financing activities	(22,742)	(4,449)
Net increase in cash and cash
equivalents	2,008	—
Cash and cash equivalents at
beginning of period	310	310
Cash and cash equivalents at end of
period	$ 2,318	$ 310
Supplemental Disclosures of Cash Flow
Information:
Cash paid (received) during the period for:
Interest	$ 7,712	$ 8,692
Income taxes	13,244	(2,975)

SOURCE Insteel Industries, Inc.

        -0-                                                         10/22/2004

        /CONTACT: Michael C. Gazmarian, Chief Financial Officer and Treasurer of
Insteel Industries, Inc., +1-336-786-2141, Ext. 3020/

        /Web site: http://www.insteel.com /

       (IIIN)

CO: Insteel Industries, Inc.
ST: North Carolina
IN: MNG SU:
ERN ERP